UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2010

Umami Sustainable Seafood Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-52401	98-0636182
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

405 Lexington Avenue
26th Floor, Suite 2640
New York, NY 10174
(Address of principal executive offices) (zip code)

212-907-6492
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02  Unregistered Sales of Equity Securities

The information included in Item 8.01 is incorporated in this Item 3.02 by reference.

The sale of the shares of Common Stock and warrants to purchase Common Stock was exempt from the registration requirements of the Securities Act of 1933, as amended (the “Act”) pursuant to Section 4(2) of the Act due to the fact that the offering was made on a private basis to accredited investors.

Item 8.01  Other Events

On October 28, 2010, Umami Sustainable Seafood Inc. (the “Company”) entered into a Subscription Agreement (the "Subscription Agreement") with certain accredited investors, pursuant to which the Company could sell up to $2.5 million of $1.50 units consisting of one share of its common stock (the "Common Stock") and a five year warrant to purchase one share of its Common Stock at an exercise price of $1.80 per share.

On October 28, 2010, the Company consummated the sale of units consisting of 746,666 shares of Common Stock and warrants to purchase 746,666 shares of Common Stock to accredited investors pursuant to the Subscription Agreement for $1,120,000.  The Company paid and/or will pay approximately $190,000 in placement fees and issued warrants to purchase 126,933 shares of Common Stock to placement agents in connection with the October 28, 2010 closing.

On November 1, 2010, the Company consummated the sale of units consisting of 140,000 shares of Common Stock and warrants to purchase 140,000 shares of Common Stock to accredited investors pursuant to the Subscription Agreement for $210,000.  The Company paid and/or will pay approximately $36,000 in placement fees and issued warrants to purchase 23,800 shares of Common Stock to placement agents in connection with the November 1, 2010 closing.

The Company is continuing to offer securities under the terms of the Subscription Agreement on a private basis.  The securities offered by the Company pursuant to the Subscription Agreement will not be registered under the Act, and may not be offered or sold in the United States absent registration or an applicable exemption from registration.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UMAMI SUSTAINABLE SEAFOOD INC.

November 2, 2010	By:	/s/ Daniel G. Zang
Chief Financial Officer